                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            THE JOHN NUVEEN COMPANY
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No Fee Required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                            THE JOHN NUVEEN COMPANY
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD FRIDAY, MAY 9, 1997

TO THE SHAREHOLDERS OF THE JOHN NUVEEN COMPANY:

     Notice is hereby given that the annual meeting of the shareholders of The John Nuveen Company, a Delaware corporation (the "Company"), will be held in the Wrigley Building at The 410 Club, 410 North Michigan Avenue, Chicago, Illinois, on Friday, May 9, 1997, at 10:30 a.m. for the following purposes:

          1. To elect four directors by vote of the holders of the Company's Class A Common Stock and Class B Common Stock, voting together as a single class, and four directors by vote of the holders of the Company's Class B Common Stock, voting as a separate class, to serve until the next annual meeting and until their successors shall have been duly elected and qualified.

          2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company.

          3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 20, 1997 are entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED, AND SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

March 24, 1997

                                                           JOHN P. AMBOIAN
                                                              Secretary

                            THE JOHN NUVEEN COMPANY
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The John Nuveen Company (the "Company") of proxies to be voted at the annual meeting of the shareholders of the Company to be held on May 9, 1997, and at any and all adjournments of such meeting. This Proxy Statement was initially mailed to shareholders on or about March 26, 1997. The cost of preparing, printing and mailing this Proxy Statement, the accompanying notice and the enclosed proxy, and all other costs in connection with the solicitation of proxies, will be paid by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to furnish proxy material to the beneficial owners of the Company's Class A Common Stock of whom they have knowledge and will reimburse them for their expenses for so doing. Additional solicitation may be made by letter, telephone or telecopier by officers and employees of the Company and its affiliates.

     At the annual meeting, shareholders will vote on the election of directors and the ratification of the selection of KPMG Peat Marwick LLP as independent auditors for the Company. All duly executed proxies received by management prior to the meeting will be voted in accordance with the choices specified by shareholders on their proxies. If no choice is specified by a shareholder, the shares of such shareholder will be voted FOR the election of the four nominees for directors listed in this Proxy Statement that are to be elected by the holders of the Company's Class A Common Stock and Class B Common Stock, voting together as a single class, and FOR ratification of the selection of the independent auditors of the Company. Holders of the Company's Class B Common Stock are entitled to nominate and elect at the meeting four additional directors as described in the section entitled "Election of Directors" below. Shareholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     As of March 20, 1997, there were issued and outstanding 7,319,327 shares of Class A Common Stock, 25,602,704 shares of Class B Common Stock and 1,800,000 shares of 5% Cumulative Convertible Preferred Stock. The Class A Common Stock and the Class B Common Stock are sometimes referred to collectively herein as the "Common Stock" of the Company. Those persons who were shareholders of record of each class of Common Stock at the close of business on March 20, 1997 will be entitled to one vote for each share held. The 5% Cumulative Convertible Preferred Stock (the "Preferred Stock") is non-voting.

     Under the Company's By-laws, a majority of the outstanding shares of the class or classes entitled to vote on a particular matter and represented in person or by proxy will constitute a quorum for consideration of such matter at the annual meeting. Under the Company's Certificate of Incorporation, in the event that any person or group becomes the beneficial owner (as defined in the Certificate of Incorporation) of more than 20% of the outstanding shares of Class A Common Stock, the shares of Class A Common Stock beneficially owned by such person or group in excess of 20% of the outstanding shares of such class shall have no voting rights and shall be deducted from the total number of shares of Class A Common Stock for purposes of determining the number of shares of Class A Common Stock, or Common Stock, as the case may be, necessary to constitute a quorum or required to approve a matter submitted for shareholder approval. To the knowledge of the Company, on March 20, 1997 no person or group was the beneficial owner of more than 20% of the outstanding shares of Class A Common Stock.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

PRINCIPAL HOLDERS

     The following table sets forth the beneficial ownership as of March 20, 1997, unless otherwise indicated, of the Company's Class A and Class B Common Stock, of each person known by the Company to own beneficially more than 5% of each such class:

                                             NUMBER
                                           OF SHARES                      PERCENT OF        PERCENT OF
                                          BENEFICIALLY      CLASS OF        CLASS          TOTAL STOCK
            NAME AND ADDRESS                 OWNED           STOCK      OUTSTANDING(1)    OUTSTANDING(1)
            ----------------              ------------      --------    --------------    --------------
The St. Paul Companies, Inc. ...........   25,602,704          B             100%              78.0%
  385 Washington Street
  St. Paul, MN 55102
Ryback Management, Inc..................    1,450,600(2)       A            19.8                4.4
  7711 Carondelet Ave.
  Suite 700
  St. Louis, MO 63105
Richard J. Franke.......................      804,130(3)       A            10.7                2.4
  400 North Michigan Ave.
  Suite 300
  Chicago, IL 60611
Donald E. Sveen.........................      801,894(4)       A            10.6                2.4
  1749 S. Naperville Road
  Wheaton, IL 60187
Timothy R. Schwertfeger.................      449,700(5)       A             6.0                1.4
  333 W. Wacker Drive
  Chicago, Illinois 60606
Anthony T. Dean.........................      430,600(5)       A             5.7                1.3
  333 W. Wacker Drive
  Chicago, Illinois 60606

                                                   (Footnotes on following page)

(Footnotes continued from previous page)

     (1) For the directors and executive officers of the Company, the percentage of outstanding common stock is determined by dividing the total number of shares beneficially owned, which includes the shares that would be issued upon exercise of their vested options, by the total number of outstanding shares plus the additional number of shares that would be outstanding if the options were exercised.

     (2) According to a report received on March 20, 1997 for the Lindner Funds, advised by Ryback Management Corporation, Lindner Growth Fund owned 686,300 shares of Class A Common Stock and Lindner Dividend Fund owned 764,300 shares of Class A Common Stock of the Company.

     (3) Mr. Franke has sole voting and investment power with respect to all shares beneficially owned, other than 266,556 shares of Class A Common Stock held in a charitable trust of which Mr. Franke is a trustee with shared voting and investment power.

     (4) Mr. Sveen has sole voting and investment power with respect to all shares beneficially owned, other than 324,320 shares of Class A Common Stock held in a charitable trust of which Mr. Sveen is a trustee with shared voting and investment power.

     (5) Excludes, for each of Mr. Dean and Mr. Schwertfeger, 44,000 shares of restricted stock granted to each such person under the 1996 Equity Incentive Award Plan, with respect to which shares each such person does not have voting or investment power because the restrictions thereon have not yet lapsed and are not scheduled to lapse within the next 60 days.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership, as of March 20, 1997, of the Company's Class A Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table on page 9, and all directors and executive officers as a group (12 persons). The percentage of outstanding Class A Common Stock owned by each such person and such group is based on the outstanding shares of Class A Common Stock as of March 20, 1997, and the percentage of the outstanding total Common Stock owned by each such person and such group is based on the outstanding shares of Class A and Class B Common Stock as of such date, plus, in each case, shares subject to stock options held by each such person and such group that are currently exercisable or exercisable within 60 days after such date. No shares of Class B Common Stock or the Preferred Stock are owned by any director, nominee for director or executive officer of the Company.

                                                         NUMBER OF        PERCENT OF       PERCENT OF
                                                           SHARES          CLASS A        TOTAL COMMON
                                                        BENEFICIALLY     COMMON STOCK        STOCK
                         NAME                              OWNED        OUTSTANDING(1)   OUTSTANDING(1)
                         ----                           ------------    --------------   --------------
Timothy R. Schwertfeger...............................     449,700(2)          6.0             1.4
Richard J. Franke (retired 6/30/96)...................     804,130(3)         10.7             2.4
Anthony T. Dean.......................................     430,600(2)          5.7             1.3
Donald E. Sveen (retired 6/30/96).....................     801,894(4)         10.6             2.4
Duane R. Kullberg.....................................       1,000               *               *
Willard L. Boyd.......................................       1,000               *               *
Douglas W. Leatherdale................................       1,000               *               *
Patrick A. Thiele.....................................         500               *               *
Paul J. Liska.........................................           0               *               *
W. John Driscoll......................................       1,000               *               *
John P. Amboian.......................................      38,100(5)            *               *
Directors and executive officers as a group (12
  persons(6)).........................................   2,529,024(7)         30.8             7.5

-------------------------
 *  Less than 1%.

(1) For the directors and executive officers of the Company, the percentage of outstanding stock is determined by dividing the total number of shares beneficially owned, which includes the shares that would be issued upon exercise of their vested options, by the total number of outstanding shares plus the additional number of shares that would be outstanding if the options were exercised.

(2) See footnote (5) to the preceding table.

(3) See footnote (3) to the preceding table.

(4) See footnote (4) to the preceding table.

(5) Includes 2,800 shares with respect to which Mr. Amboian has the right to acquire beneficial ownership within 60 days through the exercise of options received under the Company's 1992 Special Incentive Plan. Does not include 14,300 shares of restricted stock granted to Mr. Amboian under the 1992 Incentive Plan and 18,000 shares of restricted stock granted to Mr. Amboian under the 1996 Equity Incentive Award Plan, with respect to which shares such person does not have voting or investment power because the restrictions thereon have not lapsed and are not scheduled to lapse within the next 60 days.

(6) Includes one person who joined the Company in January, 1997 and became an executive officer in February, 1997.

(7) Includes 902,400 shares which may be acquired pursuant to options currently exercisable or exercisable within 60 days received under the Company's 1992 Special Incentive Plan. Does not include 14,300 shares of restricted stock granted under the 1992 Incentive Plan and 106,000 shares of restricted stock granted under the 1996 Equity Incentive Award Plan, with respect to which shares the executive officers do not have voting or investment power because the restrictions thereon have not lapsed and are not scheduled to lapse within 60 days.

                             ELECTION OF DIRECTORS

     Under the provisions of the Company's Certificate of Incorporation, (i) so long as any shares of Class B Common Stock are outstanding, the number of directors shall be ten or more and may not be changed without the unanimous consent of either the Class B directors or the holders of the Class B Common Stock, and (ii) so long as the holders of the Class B Common Stock hold at least 20% of all outstanding shares of Common Stock, as is currently the case, such holders shall be entitled to nominate and elect four directors. In light of the retirement of Messrs. Franke and Sveen during 1996, the Nominating Committee of the Company's Board of Directors has nominated and the Board of Directors has recommended to shareholders for election, a total of eight persons to the office of director of the Company. This will leave two vacancies on the Board, which may be filled by action of the Board of Directors prior to the next meeting of shareholders or by action of shareholders at that time. Of these nominees, four directors are to be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock, voting together as a single class, and four directors are to be elected by the holders of the Class B Common Stock, voting as a separate class.

     A holder of Class A Common Stock may, with respect to the election of the four directors to be elected by the Common Stock, (i) vote for the election of all of such nominees named herein, (ii) withhold authority to vote for all such nominees, or (iii) vote for the election of all such nominees, other than any nominee with respect to whom the shareholder withholds authority to vote, by so indicating in the appropriate space on the enclosed proxy. No holder of Class A Common Stock may vote for more than four directors. The election of such directors requires the affirmative vote of a plurality of the shares of the Common Stock present in person or by proxy at the meeting and entitled to vote in such election. The election of the four Class B directors requires the affirmative vote of a plurality of the shares of the Class B Common Stock present in person or by proxy at the meeting and entitled to vote in such election. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected.

     The directors to be elected at the annual meeting will hold office until the annual meeting in 1998 or until their successors are duly elected and qualified. Unless otherwise instructed by the shareholders, it is the intention of the persons named in the accompanying proxy to vote the proxies held by them for the election of the nominees named in the "Nominees for Directors" table. However, if any of the nominees shall not be a candidate for election at the time of the meeting (a contingency which the Board of Directors does not expect to happen), it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors in the case of any of the four directors to be elected by the Common Stock, and as may be selected by the holder of Class B Common Stock in the case of a Class B director.

     All of the nominees, except for Paul J. Liska, are currently directors of the Company. Messrs. Dean, Schwertfeger, Leatherdale, Thiele, Boyd, Driscoll and Kullberg were initially elected directors of the Company upon or promptly following its organization. All nominees who are currently directors of the Company have heretofore been elected directors of the Company by the shareholders.

     In the table below and throughout this Proxy Statement "Nuveen & Co." refers to John Nuveen & Co. Incorporated, predecessor to the Company and now a wholly-owned subsidiary. "Nuveen Funds" refers to the mutual funds and exchange-traded funds sponsored by Nuveen & Co.

NOMINEES FOR DIRECTORS

             NAME                AGE                     PRINCIPAL OCCUPATIONS
             ----                ---                     ---------------------
Timothy R. Schwertfeger........  47   Chairman & Chief Executive Officer since 1996; prior
                                      thereto, Executive Vice President of the Company since
                                      inception; Chairman & Chief Executive Officer of Nuveen &
                                      Co. since 1996; prior thereto, Executive Vice President and
                                      Director of Nuveen & Co. since 1989; prior thereto, Vice
                                      President of Nuveen & Co. since 1980; Chairman since 1996, prior thereto, Executive Vice President since 1994, and
                                      Director of Nuveen Advisory Corp. and Nuveen Institutional
                                      Advisory Corp. since 1992; Chairman and Director of Nuveen
                                      Asset Management Inc. since 1997; Chairman since 1996, and prior thereto President and Director, of the Nuveen Funds
                                      advised by Nuveen Advisory Corp. since 1994; President and
                                      Director of the Nuveen Funds advised by Nuveen Institutional
                                      Advisory Corp. since 1996; Director of Institutional Capital
                                      Corporation since 1996.
Anthony T. Dean................  51   President and Chief Operating Officer since 1996; prior
                                      thereto Executive Vice President of the Company since
                                      inception; President and Chief Operating Officer of Nuveen &
                                      Co. since 1996; prior thereto Executive Vice President and
                                      Director of Nuveen & Co. since 1989; prior thereto, Vice
                                      President of Nuveen & Co. since 1980; President since 1996, prior thereto, Executive Vice President since 1994, and
                                      Director of Nuveen Advisory Corp. and Nuveen Institutional
                                      Advisory Corp. since 1992; President and Director of Nuveen
                                      Asset Management Inc. since 1997; Chairman since 1996, and prior thereto Director and President, of the Nuveen Funds
                                      advised by Nuveen Institutional Advisory Corp. since 1994,
                                      President and Director of the Nuveen Funds advised by Nuveen
                                      Advisory Corp. since 1996.
Willard L. Boyd................  69   Professor of Law at the University of Iowa Law School since
                                      1996; President Emeritus, Field Museum of Natural History
                                      since 1996; prior thereto President, Field Museum of Natural
                                      History from 1981 to 1996.
Duane R. Kullberg..............  64   Retired since 1989; prior thereto, Managing Partner-Chief
                                      Executive Officer of Andersen Worldwide since 1980. Director of the Chicago Board Options Exchange, Inc. and Carlson
                                      Companies, Inc.

NOMINEES FOR CLASS B DIRECTORS
Douglas W. Leatherdale.........  60   Chairman of the Board of Directors, President and Chief
                                      Executive Officer of The St. Paul Companies, Inc. since
                                      1990; prior thereto, President and Chief Operating Officer from 1989 to 1990, and Executive Vice President from 1982 to
                                      1989, of The St. Paul Companies, Inc. Director of Nuveen &
                                      Co. from 1981 to 1992 and Nuveen Advisory Corp. from 1988 to
                                      1989. Director of United HealthCare Corporation and Northern
                                      States Power Company.

             NAME                AGE                     PRINCIPAL OCCUPATIONS
             ----                ---                     ---------------------
Patrick A. Thiele..............  46   Chief Executive Officer and President Worldwide Insurance
                                      Operations of the St. Paul Companies, Inc. since 1996; prior thereto Executive Vice President since 1991, Chief Financial
                                      Officer since 1989 and Director since 1993, of The St. Paul
                                      Companies, Inc.; prior thereto, Senior Vice President from
                                      1989 to 1991, and Vice President--Finance from 1988 to 1989, of The St. Paul Companies, Inc. Director of Nuveen & Co.
                                      from 1988 to 1992, and Nuveen Advisory Corp. from 1989 to
                                      1992. Director of The Wenger Corporation.
W. John Driscoll...............  68   Retired since 1994; prior thereto Chairman from May 1993,
                                      formerly President, of Rock Island Company, a private
                                      investment company. Director of The St. Paul Companies,
                                      Inc., Comshare Incorporated, Northern States Power Company,
                                      Weyerhaeuser Company.
Paul J. Liska..................  41   Executive Vice President and Chief Financial Officer of The
                                      St. Paul Companies, Inc. since 1997; prior thereto President and Chief Executive Officer of Specialty Foods Corporation
                                      from 1996 to 1997, Chief Operating Officer from 1995 to 1996 and Chief Financial Officer from 1994 to 1995. From 1993 to
                                      1994 Mr. Liska was Vice President -- Finance & Information
                                      Systems of Kraft General Foods, and Vice President Finance,
                                      Strategy & Information Services from 1991 to 1993 of Oscar
                                      Mayer Food Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has six board committees--the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee, the Personnel Committee and the Bonus Committee. Current members of the committees are named below, with the chairman of each committee indicated with an asterisk.

EXECUTIVE COMMITTEE                   NOMINATING COMMITTEE
Anthony T. Dean                       Willard L. Boyd*
Timothy R. Schwertfeger*              W. John Driscoll
Douglas W. Leatherdale                Duane R. Kullberg
                                      Timothy R. Schwertfeger
AUDIT COMMITTEE                       PERSONNEL COMMITTEE
Willard L. Boyd                       Willard L. Boyd
W. John Driscoll                      Anthony T. Dean
Duane R. Kullberg*                    W. John Driscoll*
                                      Duane R. Kullberg
COMPENSATION COMMITTEE                BONUS COMMITTEE
Willard L. Boyd                       Anthony T. Dean
W. John Driscoll*                     Timothy R. Schwertfeger*
Duane R. Kullberg

     The EXECUTIVE COMMITTEE is charged with exercising the authority of the Board of Directors in the management of the business of the Company in the interval between meetings of the Board, except that it may not amend the Certificate of Incorporation or By-laws of the Company, adopt an agreement of merger, consolidation, or sale, lease or exchange of substantially all of the Company's property and assets, or take action with respect to the dissolution of the Company or the removal or indemnification of directors.

     The AUDIT COMMITTEE is charged with exercising the power and authority of the Board of Directors in the administration and review of the Company's internal accounting policies and controls.

     The COMPENSATION COMMITTEE is responsible for determining the compensation of the Chairman of the Board and the other executive officers of the Company and the determination of awards under the Executive Officer Performance Plan. The Committee is also charged with the administration and interpretation of the Company's 1992 Special Incentive Plan and of the 1996 Equity Incentive Award Plan and any other plan designed to meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, including the selection of individuals for participation in the plans, the determination, grant, disbursement and settlement of awards thereunder, and the modification or acceleration of awards thereunder.

     The NOMINATING COMMITTEE is charged with exercising the power and authority of the Board of Directors to consider and nominate candidates for director of the Company, except Class B directors.

     The PERSONNEL COMMITTEE is charged with making recommendations to the Board of Directors with regard to the recruitment, management and compensation of the Company's personnel, other than the executive officers of the Company, including the establishment, administration and interpretation of the various compensation and incentive programs and benefit, pension and profit-sharing plans of the Company, and has the responsibility and authority to administer and interpret such programs and plans, except for matters delegated by the Board of Directors to the Bonus Committee, the Compensation Committee or expressly reserved to the Board of Directors.

     The BONUS COMMITTEE is charged with administering and interpreting the Company's Annual Cash Bonus Plan and its successor, the Annual Incentive Award Plan, including determination of the awards to be made under those Plans, except as such matters have been delegated by the Board of Directors to the Compensation Committee or expressly reserved to the Board of Directors.

     During the last fiscal year, the Company's Board of Directors held six meetings, the Compensation Committee held four meetings, the Audit Committee held two meetings, and the Personnel and the Nominating Committees each held one meeting. The Executive Committee and the Bonus Committee did not hold any formal meetings during the last fiscal year.

COMPENSATION OF DIRECTORS

     Except for directors employed either by the Company or The St. Paul Companies, Inc., directors receive an annual fee of $20,000, a fee of $1,000 for every board meeting attended in person, and a fee of $500 for each telephone meeting of the Board. The chairmen of the Audit, Nominating and Personnel Committees each receive an additional annual fee of $2,000.

                             EXECUTIVE COMPENSATION

     The following table shows information concerning the annual compensation for services to the Company in all capacities of the chief executive officers and the other executive officers of the Company during the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM COMPENSATION
                                                            ---------------------------
         NAME AND                ANNUAL COMPENSATION        RESTRICTED        OPTIONS
        PRINCIPAL           ------------------------------     STOCK         (NUMBER OF      ALL OTHER
         POSITION           YEAR       SALARY     BONUS     AWARD(S)(1)       SHARES)     COMPENSATION(2)
        ---------           ----       ------     -----     -----------      ----------   ---------------
Timothy R. Schwertfeger...  1996      $375,000  $1,911,000  $1,100,000          345,000      $ 17,513
  Chief Executive Officer   1995       250,000   3,160,525          --               --        21,053
  and Chairman              1994       250,000   2,783,400          --               --        14,340
Anthony T. Dean...........  1996       375,000   1,911,000  $1,100,000          345,000        17,513
  President and Chief       1995       250,000   3,160,525          --               --        21,053
  Operating Officer         1994       250,000   2,783,400          --               --        14,340
Richard J. Franke.........  1996       250,000   1,455,500          --               --            --
  Retired; Chief Executive  1995       500,000   3,160,525          --               --        21,053
  Officer and Chairman      1994       500,000   2,783,400          --               --        14,340
  until June 30, 1996
Donald E. Sveen...........  1996       250,000   1,455,500          --               --            --
  Retired; President and    1995       500,000   3,160,525          --               --        21,053
  Chief Operating Officer   1994       500,000   2,783,400          --               --        14,340
  until June 30, 1996
John P. Amboian...........  1996       250,000   1,000,000  $  450,000          133,620        17,513
  Executive Vice President  1995(3)    144,071     500,000  $  720,000(4)        50,000       250,000
  and Chief Financial
  Officer

                                                   (footnotes on following page)
-------------------------
(1) Represents the value of 44,000 shares of restricted stock for each of Messrs. Schwertfeger and Dean, and 18,000 shares of restricted stock for Mr. Amboian, all awarded under the 1996 Equity Incentive Award Plan with a market value of $25 per share on the Award Date. These shares will vest in one installment on January 1, 1999. The participants will receive dividends with respect to all restricted shares. In each case, as of December 31, 1996, all of the restricted shares remained unvested and had a market value of $1,166,000 for each of Messrs. Schwertfeger and Dean, and $477,000 for Mr. Amboian, based on the New York Stock Exchange -- Composite Transaction closing price of $26.50.

(2) Represents contributions to the account of each executive officer, other than Mr. Amboian in 1995; under the Company's tax-qualified Employees' Profit Sharing Plan and reallocations of forfeitures under that Plan. Additionally the amount shown in 1995 for Mr. Amboian, represents a relocation allowance.

(3) Mr. Amboian commenced his employment with the Company on June 5, 1995.

(4) Represents the value of 30,000 shares of restricted stock awarded under the Company's 1992 Special Incentive Plan with a market value of $24.00 per share on the Award Date of June 5, 1995. These shares vest as follows: (a) 20,000 shares vest in 18 quarterly installments commencing on July 1, 1995 and thereafter on the first day of each successive fiscal quarter, the first installment equal to 1,300 shares, and each subsequent installment equal to 1,100 shares; and (b) 10,000 shares vest in two installments: 6,700 shares on July 1, 1996 and 3,300 shares on July 1, 1997. The participant receives dividends with respect to all restricted shares. As of December 31, 1996, 13,500 shares had vested; the remaining 16,500 shares of restricted stock had a market value of $437,250 based on the New York Stock Exchange--Composite Transaction closing of $26.50 on December 31, 1996.

     The Company has entered into consulting and non-compete agreements with Messrs. Franke and Sveen for a period of ten years following their retirements on June 30, 1996. Under these contracts the Company is paying each of Messrs. Franke and Sveen $25,000 per year, and Messrs. Franke and Sveen are providing consulting services and have agreed not to engage in any business activity that competes with the Company. The Company also provides Messrs. Franke and Sveen off-site office space and administrative support.

                                 OPTION GRANTS

     The following table shows information with respect to grants of stock options pursuant to the 1996 Equity Incentive Award Plan during the fiscal year ended December 31, 1996 to the named individuals.

                                                               % OF TOTAL
                                                                OPTIONS        EXERCISE                     GRANT
                                                 OPTIONS       GRANTED TO     BASE PRICE                     DATE
                                                 (NUMBER      EMPLOYEES IN      PRICE       EXPIRATION     PRESENT
                    NAME                        OF SHARES)    FISCAL YEAR       ($/SH)         DATE        VALUE(1)
                    ----                        ----------    ------------    ----------    ----------     --------
Timothy R. Schwertfeger.....................     125,000(2)      11.7%          $30.00       01/01/06     $  568,750
                                                 220,000(3)      20.6%          $30.00       01/01/06     $1,001,000
Anthony T. Dean.............................     125,000(2)      11.7%          $30.00       01/01/06     $  568,750
                                                 220,000(3)      20.6%          $30.00       01/01/06     $1,001,000
John P. Amboian.............................      65,000(2)       6.1%          $30.00       01/01/06     $  295,750
                                                  24,000(3)       2.2%          $30.00       01/01/06     $  109,200
                                                  44,620(4)      15.1%          $25.00       01/01/06     $  253,800

-------------------------
     (1) Based on a variation of the Black-Scholes option pricing model modified specifically for the valuation of long-term employee incentive stock awards. The actual value, if any, an individual may realize will depend on the excess of the market price of the stock on the date the option is exercised over the exercise or base price. There is no assurance that the value realized by an executive will be at or near the value estimated under the Black-Scholes model. The estimated values under the model are based on subjective assumptions as to interest rates, stock price volatility and future dividend yield.

     (2) Special Options were granted under the 1996 Equity Incentive Award Plan with an exercise price of $30, that was 20% out-of-the-money on the award date, and will become exercisable in one single installment on January 1, 2000.

     (3) In Lieu Options were granted under the 1996 Equity Incentive Award Plan in exchange for reductions in the cash incentive awards that would otherwise have been payable to the recipient for 1996 and

1997, and were awarded with an exercise price of $30, that was 20% out-of-the-money on the award date, and will become exercisable in one single installment on January 1, 1999.

     (4) In Lieu Options, were granted under the 1996 Equity Incentive Award Plan in exchange for reductions in the cash incentive awards that would otherwise have been payable to the recipient for 1996 and 1997, and were awarded with an exercise price of $25, that was at-the-money on the award date, and will become exercisable in one single installment on January 1, 1999.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows information regarding the unexercised options to purchase shares of the Company's Class A Common Stock granted under the 1992 Incentive Plan and the 1996 Equity Incentive Award Plan to the named individuals, and held by them at December 31, 1996. None of the named individuals exercised any stock options during fiscal 1996.

                                                   NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                    OPTIONS AT 12/31/96           IN-THE-MONEY OPTIONS
                                                    (NUMBER OF SHARES)               AT 12/31/96(1)
                                                   ---------------------          --------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------    -----------   -------------
Timothy R. Schwertfeger.......................    220,000        345,000       $1,870,000      $      0
Richard J. Franke (retired 6/30/96)...........    220,000              0        1,870,000             0
Anthony T. Dean...............................    220,000        345,000        1,870,000             0
Donald E. Sveen (retired 6/30/96).............    220,000              0        1,870,000             0
John P. Amboian...............................     16,800        166,820           42,000       149,930

-------------------------
     (1) Based on the New York Stock Exchange-Composite Transaction closing price of $26 1/2 on December 31, 1996, the $18 exercise price for Messrs. Schwertfeger, Franke, Dean and Sveen, and the $24 exercise price for 33,200 shares and $25 exercise price for 44,620 shares for Mr. Amboian.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report:

     The Company has long had compensation and incentive programs that maintain a direct relationship between employee compensation and Company results. These programs are designed to provide incentives throughout the Company by sharing profits with all employees. This longstanding philosophy continued into 1996, and the alignment of employee interests, especially those of key executives, with the interests of shareholders was strengthened with the introduction of the Executive Officer Performance Plan and the 1996 Equity Incentive Award Plan which was approved by shareholders at the 1996 annual meeting. These new Plans are designed to capitalize on the demonstrated strengths of the Company's incentive systems and also to provide for increasing employee ownership of Company stock, reinforcing to an even greater extent the commonality of interests between management and shareholders.

     There are several key elements to the Company's longstanding compensation philosophy:

          - Base salaries are set at levels sufficient to attract new employees, but the Company emphasizes profit-sharing cash awards under the Executive Officer Performance Plan and the Annual Incentive Award Plan to provide total compensation sufficient to retain talented and productive employees and to reward employees at every level of the organization for their contributions to the Company's operations.

          - The total amount available for profit-sharing bonus awards is a fixed percentage of the Company's pre-tax net operating income. This provides a strong incentive for performance, growth, and control of costs as the compensation of officers and employees is directly related to Company earnings.

          - Employee profit-sharing bonus awards are based on individual performance. They recognize each employee's contribution to the Company's success, both during the current year and during prior years; they also take into account management's expectations for each professional employee's future development. This process permits management to compensate employees for their longer-term performance, to encourage and reward employee growth and productivity, and to develop strong relationships between the Company and its employees at all levels.

          - Profit-sharing bonus awards for the Company's officer/directors and other members of senior management are directly related to the Company's performance. If the Company's operating earnings exceed a 12% threshold annual return on beginning equity, each officer/director earns an award equal to 2 1/2% of the amount by which the Company's operating earnings have exceeded the threshold; the bonus awards to the other members of senior management cannot exceed (but may be less than) this pre-determined percentage. This direct linkage between profitability above a threshold return and profit-sharing bonus awards reinforces the mutuality of interests between these key executive officers and those of the Company's shareholders. It also gives top management special incentive to focus the Company's growth in those areas in which the longer-term rates of return are the most attractive. Further, a policy of equal profit sharing bonus awards for the officer/directors encourages teamwork and partnership among these key executive officers. This structure has worked well for the Company since its inception and was carried forward into the Executive Officer Performance Plan adopted last year.

          - The program of equity-based incentive awards under the Equity Incentive Award Plan will further advance the alignment of employee and shareholder interests by progressing toward substantial and broad-based employee ownership of Company stock.

This Committee believes that Nuveen's compensation programs, with their clear and direct relationship between profit sharing bonus awards and Company profitability, have served the Company well and that the revised programs will do so into the future. The Committee is aware that the Omnibus Budget Reconciliation Act of 1993 established a $1 million limit on the federal tax law deductibility of the compensation paid to key executives, subject to certain exceptions; these exceptions include an exception for compensation that is based on attainment of objective performance standards. The Company's Executive Officer Performance Plan is designed to permit the continued full deductibility of compensation paid to executive officers. The Committee intends to continue to pursue compensation strategies designed to permit the Company to retain maximum federal tax advantage while providing strong performance incentives.

     The executive officer 1996 salaries, profit sharing bonus awards and equity awards reflected in the table on page 9 are the product of the Company's longstanding incentive philosophy. The base salaries are approximately the median salaries for executives of securities firms in comparable positions, according to a yearly independent survey of executive compensation in the industry.

     We believe that the caliber and motivation of our employees and the quality of their leadership are two of the most important factors affecting the Company's long-term performance. We further believe that the direct relationship between executive pay and Company performance served the Company well in 1996 and will continue to do so in the future under the incentive plans adopted last year.

                                          W. John Driscoll, Chairman
                                          Willard L. Boyd
                                          Duane R. Kullberg

                                RETIREMENT PLANS

     Each of the five named executive officers participates in the Company's non-contributory Retirement Plan, in which all employees who have completed one year of service and attained age 21 are eligible to participate. The table below sets forth with respect to the Retirement Plan the estimated annual straight life annuity benefits calculated upon retirement at normal retirement age for employees with the remuneration and years of service indicated.

                          ESTIMATED ANNUAL BENEFITS
 AVERAGE                       YEARS OF SERVICE
FINAL BASE                -------------------------
  SALARY        15         20         25         30         35
----------      --         --         --         --         --
  $125,000   $ 28,125   $ 37,500   $ 46,875   $ 56,250   $ 65,625
  $150,000   $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750
  $175,000   $ 39,375   $ 52,500   $ 65,625   $ 78,750   $ 91,875
  $200,000   $ 45,000   $ 60,000   $ 75,000   $ 90,000   $105,000
  $300,000   $ 67,500   $ 90,000   $112,500   $135,000   $157,500
  $400,000   $ 90,000   $120,000   $150,000   $180,000   $210,000
  $500,000   $112,500   $150,000   $187,500   $225,000   $262,500
  $600,000   $135,000   $180,000   $225,000   $270,000   $315,000

     Each participant's benefits are determined under a formula which takes into account years of credited service and the participant's average monthly compensation during the five consecutive calendar years of highest annual compensation in the ten consecutive calendar years prior to retirement, less a portion of primary Social Security benefits. The maximum annual benefit payable under the plan is not to exceed the lesser of $120,000 (subject to future adjustments for inflation) and 100% of a participant's average aggregate compensation for the three consecutive years in which he received the highest aggregate compensation from the Company or such lower limit as may be imposed by the Internal Revenue Code. Participants vest after five years of service to the Company and its subsidiaries. The plan generally provides for payments to or on behalf of each vested employee upon such employee's retirement at the normal retirement age provided under the plan or later, although provision is made for payment of early retirement benefits on a graduated reduced basis according to provisions of the plan. Normal retirement age under the plan is 65. An employee whose age and years of service add up to 90 is entitled to an unreduced pension despite not having attained normal retirement age.

     The Company has adopted an Excess Benefit Retirement Plan, which provides certain highly compensated employees who participate in the Retirement Plan, including Messrs. Schwertfeger and Dean, with additional retirement income in an amount equal to the difference between (i) the benefits any such employee would have received under the Retirement Plan but for limitations imposed by the Internal Revenue Code on the amount of annual benefits payable pursuant to a tax-qualified retirement plan and (ii) the benefits actually payable to such employee under the Retirement Plan.

     The credited years of service under the Retirement Plan for Messrs. Schwertfeger, Dean, Amboian, Franke and Sveen as of December 31, 1996 were
18 1/2, 19, 1/2, 35 1/2 and 35 1/2 respectively. Compensation on which plan benefits are based includes only base salary and not bonuses, incentive compensation, or profit-sharing plan contributions. Such compensation for these five individuals therefore is currently $375,000, $375,000, $250,000, $250,000 and $250,000 respectively.

                             EMPLOYMENT AGREEMENTS

     At the time of the initial public offering of its Common Stock in 1992, the Company entered into employment agreements with Messrs. Dean and Schwertfeger and other key members of the Company's management. The agreements with Messrs. Dean and Schwertfeger, provide for a five-year employment term, which commenced on May 27, 1992 and will end on May 27, 1997. Additionally, on June 5, 1995, the Company entered into an employment agreement with Mr. Amboian which provides for an employment term which commenced on June 5, 1995 and will end on May 27, 1997. The Company had not, prior to its initial public offering, entered into employment agreements, and it does not currently expect to extend the present contracts which expire in 1997 or enter into new ones with its management. The current agreements provide for compensation for each executive in the form of
(i) an annual base salary (which may be increased, but not reduced, during the employment period), (ii) the opportunity to earn an annual bonus award in accordance with the terms and conditions of the Company's Executive Officer Performance Plan, (iii) the right to participate in the Company's executive compensation plans and programs, as such plans and programs may be in effect from time to time, and (iv) such medical, dental and disability benefits, accident and life insurance, and other employee benefits as are provided in accordance with the Company's plans and programs for executives in effect from time to time.

     Under the terms of each employment agreement, the Company and the executive have the right to terminate the executive's employment at any time, provided that in the event that the executive's employment is terminated by the Company without cause (as defined in each agreement) or by the executive on account of constructive termination (as defined in each agreement), the Company will be required to pay to the executive termination compensation, in addition to any accrued and unpaid amounts, including pro-rated bonus, owed to the executive under the agreement as of the date of termination, consisting of (i) one year's base salary at the rate in effect on the date of termination, (ii) an amount equal to the average of the annual bonuses paid to the executive in the last three full fiscal years of the Company preceding the date of termination, (iii) subject to the terms of certain benefit plans and programs, continuation of medical and certain other employee benefits until the date on which the employment term otherwise would have ended under the agreement, and (iv) immediate vesting of all outstanding and previously unvested awards granted to the executive under the 1992 Incentive Plan as of the date of termination. If termination of employment were to take place within one year of the end of the employment period, these payments would be reduced to an amount reflecting that percentage of a year remaining in the employment period. In addition, the Company will be obligated to pay the executive additional amounts to compensate the executive for any excise taxes that may be imposed under federal or other tax laws as a result of payments made to the executive, including an accelerated vesting of awards under the 1992 Incentive Plan, in connection with a termination of the executive's employment by the Company without cause or by the executive for constructive termination, or on account of a change in control of the Company (as defined in the 1992 Incentive Plan).

                         STOCKHOLDER RETURN INFORMATION

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Class A Common Stock to the cumulative total return of the S&P Composite-500 Stock Index and the S&P Composite-Brokerage Firm Index for the period commencing May 31, 1992 and ending December 31, 1996. In each case the graph assumes a $100 investment in the Company's Class A Common Stock and each index on May 31, 1992 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

         MEASUREMENT PERIOD                                                  S&P BROKER-
        (FISCAL YEAR COVERED)               NUVEEN           S&P 500             AGE
MAY-92                                           100.00            100.00            100.00
DEC-92                                           149.00            107.00            116.00
DEC-93                                           146.00            118.00            156.00
DEC-94                                           137.00            119.00            131.00
DEC-95                                           153.00            164.00            186.00

                             SELECTION OF AUDITORS

     The independent certified public accounting firm of KPMG Peat Marwick LLP, a member of the international accounting firm Klynveld Peat Marwick Goerdeler, has been selected by the Board of Directors upon recommendation of its Audit Committee to act as the auditors for the Company and its subsidiaries for the current fiscal year. At the annual meeting, the shareholders will be asked to ratify the Board of Directors' selection. A holder of Class A Common Stock may, with respect to the selection of independent auditors, (i) vote "FOR" such selection, (ii) vote "AGAINST" such selection or (iii) "ABSTAIN" from voting on the selection. A vote to abstain from voting on this matter will have the effect of a vote against such selection.

     KPMG Peat Marwick LLP, which has served as independent auditors of the Company and its subsidiaries since the Company's inception in March 1992, is expected to have a representative present at the annual meeting to respond to appropriate questions of shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE COMPANY. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR SUCH RATIFICATION.

                  SHAREHOLDER PROPOSALS -- 1998 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the Company's 1998 annual meeting of shareholders must be received by the Company by November 24, 1997 in order to be considered for inclusion in the Company's 1998 Annual Meeting Proxy Statement and form of proxy to be mailed in March 1998.

     The Nominating Committee will consider persons recommended by shareholders as candidates for election to the Board of Directors at the annual meeting of shareholders. The By-laws of the Company provide that a shareholder wishing to nominate a candidate for election to the Board is required to give notice to the Secretary of the Company of such nomination. The notice of nomination must be received by the Company not less than 60 days nor more than 90 days prior to the shareholders' meeting, or if less than 70 days' notice or prior disclosure of the meeting date is given or made, the notice of nomination must be received within ten days after the meeting date is announced. The notice of nomination is required to contain certain information as set forth in the By-laws about both the nominee and the shareholder making the nomination. The Company may require that the proposed nominee furnish other information to determine that person's eligibility to serve as director. A nomination which does not comply with the above requirements will not be considered.

     Such proposals or nominations should be addressed to the Corporate Secretary, The John Nuveen Company, 333 West Wacker Drive, Chicago, Illinois 60606.

                                    GENERAL

     Management does not intend to present and does not have reason to believe that others will present any other items of business at the meeting. However, if other matters are properly presented at the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.

     A list of shareholders entitled to be present and to vote at the meeting will be available at the offices of the Company, 333 West Wacker Drive, Chicago, Illinois, for inspection by any shareholder during regular business hours for ten days prior to the date of the meeting.

     Failure of a quorum to be present at the meeting will necessitate adjournment. The persons named in the enclosed proxy may also move for an adjournment of the meeting to permit further solicitation of proxies with respect to any of the proposals if they determine that adjournment and further solicitation is reasonable and in the best interests of the shareholders. Under the Company's By-laws, an adjournment of a meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

     IF YOU CANNOT BE PRESENT IN PERSON, YOU ARE REQUESTED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                     JOHN P. AMBOIAN
                                                        Secretary

--------------------------------------------------------------------------------
1. Election of four directors - to be elected for a one-year term:

   FOR all nominees listed below    /x/

   WITHHOLD AUTHORITY to vote
   for all nominees listed below    /x/

   *EXCEPTIONS                      /x/


Nominees: Anthony T. Dean, Timothy R. Schwertfeger, Duane R.Kullberg and Willard L. Boyd.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEES NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions ____________________________________________________________________

2. Ratification of the selection of KPMG Peat Marwick as independent auditors for 1996.

        FOR   /x/         AGAINST  /x/       ABSTAIN   /x/

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                                           Change of Address and
                                           or Comments Mark Here     /x/

                                           Note: Please sign exactly as your
                                           name appears on this proxy. If
                                           signing for estates, trusts or
                                           corporations, title or capacity
                                           should be stated. If shares are
                                           held jointly, each holder should
                                           sign.


                                           Dated:__________________  , 1997

                                           ________________________________
                                                     Signature

                                           ________________________________
                                                     Signature

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE INDICATE YOUR CHOICE BY MARKING
AN "X" IN EITHER BLACK OR BLUE INK.     / /

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           THE JOHN NUVEEN COMPANY

                                    PROXY

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 9, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Timothy R. Schwertfeger, Anthony T. Dean and John P. Amboian, and any of them, with full power of substitution, proxies for the undersigned to represent and vote as specified in this Proxy all shares of Class A Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of The John Nuveen Company to be held on May 9, 1997, and at any adjournment or adjournments thereof, including authority to vote on (1) the election of directors; and (2) for the selection of independent auditors in the manner specified on the reverse side.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS. UNLESS OTHERWISE INSTRUCTED ON THE REVERSE SIDE, ALL SHARES WILL BE VOTED (1) FOR THE ELECTION OF DIRECTORS; AND (2) FOR THE SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS.

   (THIS PROXY CONTINUES AND MUST BE VOTED AND SIGNED ON THE REVERSE SIDE)

                                         THE JOHN NUVEEN COMPANY
                                         P.O. BOX 11116
                                         NEW YORK, N.Y. 10203-0116
--------------------------------------------------------------------------------